Exhibit 10.11.2
SECOND AMENDMENT TO THE INTANGIBLE ASSET LICENSE AGREEMENT BETWEEN
MS REAL ESTATE MANAGEMENT COMPANY AND MARTHA STEWART LIVING
OMNIMEDIA, INC. DATED AS OF JUNE 13, 2008, AS AMENDED
This SECOND AMENDMENT (the “Second Amendment”) to the agreement between MS Real Estate Management Company (“Licensor”) and Martha Stewart Living Omnimedia, Inc. (“Company”) dated June 13, 2008, as such agreement was amended in December, 2008 (as amended, the “Agreement”), is dated as of February 8, 2010.
WHEREAS, the Agreement provided for payment by Company to Licensor of an annual licensing fee each year during the Agreement term; and
WHEREAS, the parties desire to amend the payment terms of the annual licensing fee otherwise due to Licensor on or about September 15, 2010, as more fully set forth below.
NOW THEREFORE, in consideration of the promises and the mutual covenants set forth below, the parties hereby agree as follows:
1.
Section 3 of the Agreement is amended to provide that the Annual License Fee payment of $2 million that would otherwise be due Licensor on September 15, 2010 will now be $1.95 million and will be paid as follows:

a.	$950,000 will be paid to Licensor on February 8, 2010; and
b.	$1 million will be paid to Licensor on or about September 15, 2010.
2.	Capitalized terms used herein and not otherwise defined will have the meanings assigned those terms in the Agreement.
3.	Except as otherwise set forth herein, the terms and conditions of the Agreement will remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have duly caused this Second Amendment to be executed in its names on its behalf, all as of the day and year first written above.

MS REAL ESTATE MANAGEMENT COMPANY

By:	/s/ Martha Stewart MARTHA STEWART

MARTHA STEWART LIVING OMNIMEDIA, INC.

By:	/s/ Kelli Turner Kelli Turner EVP & CFO